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                                                    OMB Approval No:   3245-0081
                                                     Expiration Date:   02-28-96

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Sec. 301(d)
SBIC License No.  04/04-5240                               Loan No. 080005400-07
                --------------                                     -------------
                                   DEBENTURE
                               *****************

$   5,000,000.00                         Date of Issuance      June 28, 1995
------------------                                        ----------------------

PMC Investment Corporation                                       (the "Company")
-----------------------------------------------------------------
    (Name of Licensee)

17290 Preston Road, Third Floor,    Dallas,        Texas              75252
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(Street)                            (City)        (State)             (Zip)

For value received, the Company hereby promises to pay to the order of Chemical Bank, as Trustee (the "Trustee") under that certain Amended and Restated Trust Agreement dated as of February 1, 1995, as same may be amended from time to time, by and among the Trustee, the U.S. Small Business Administration ("SBA") and SBIC Funding Corporation, and as the Holder hereof the principal sum of five million and 00/100s dollars ($ 5,000,000.00) (the "Original Principal Amount") on June 1, 2005 (the "Maturity Date") at such location as SBA, as guarantor of this debenture, may direct and to pay interest semiannually on June 1st and December 1st (the "Payment Dates") of each year, as herein provided. This debenture shall bear interest at the rate of 6.69% per annum (the "Stated Interest Rate"). The Company promises to pay interest at the rate of 3.69% per annum) (supplemented by interest payments made by SBA of 3% per annum) beginning from the date of issuance above-stated through June 1, 2000, after which time the Company shall pay the Stated Interest Rate, on the basis of a year of 365 days, for the actual number of days (including the first day but excluding the last day) elapsed, on said principal sum until payment of such principal sum has been made or duly provided for. The Company shall deposit all payments with respect to this debenture not later than 12:00 noon (Washington, D.C. time) on the applicable Payment Date or the next business day if the Payment Date is not a business day, all as directed by SBA.

This debenture is issued by the Company and guaranteed by SBA, pursuant and subject to Section 303 of the Small Business Investment Act of 1958, as amended (the "Act") (15 U.S.C. Section 683). This debenture is subject to the regulations promulgated under the Act, as amended from time to time, provided, however, that 13 C.F.R. Sections 107.210 (h) and 107.261 as in effect on the date of this debenture are incorporated herein as if fully set forth.





                                      4.21
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The Company may elect to prepay this debenture, as a whole and not in part, on any Payment Date, in the manner and at the price as next described. The prepayment price (the "Prepayment Price") shall be an amount equal to the outstanding principal balance of this debenture, plus interest accrued and unpaid thereon to the Payment Date selected for prepayment, plus a prepayment premium (the "Prepayment Premium"). The Prepayment Premium amount is calculated as a declining percentage (the "Applicable Percentage") multiplied by the Original Principal Amount of this debenture in accordance with the following table:

Consecutive Payment Dates                           Applicable Percentage
    1st      or      2nd                                     5 %
    3rd      or      4th                                     4 %
    5th      or      6th                                     3 %
    7th      or      8th                                     2 %
    9th      or     10th                                     1 %

No Prepayment Premium is required for a prepayment that occurs on a Payment Date that is on or after the 11th consecutive Payment Date.

The amount of the Prepayment Price shall be sent to SBA or such agent as SBA shall direct, by wire payment in immediately available funds, not less than three business days prior to the regular payment date. Until the Company is notified otherwise in writing by SBA, any Prepayment Price shall be paid to the account maintained by the Trustee, entitled the SBA Prepayment Subaccount, and shall include an identification of the Company by name and SBA-assigned license number, the loan number appearing on the face hereof, and such other information as SBA or its agent may specify.

This debenture shall be deemed issued in the District of Columbia as of the day, month, and year first stated above. The terms and conditions of this debenture shall be construed in accordance with, and its validity and enforcement governed by, federal law.

The warranties, representations, or certifications made to SBA on the SBA Form 1022 or the Company's application letter for an SBA commitment related to this debenture are incorporated herein as if fully set forth.

Should any provision of this debenture or any of the documents incorporated by reference herein be declared illegal or unenforceable by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect and this debenture shall be construed as if said provisions were not contained herein.





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All notices to the Company which are required or may be given under this debenture shall be sufficient in all respects if sent to the above-noted
address of the Company.   For the purposes of this debenture, the Company may
change this address only upon written approval of SBA.

IN WITNESS WHEREOF, the Company has caused this debenture to be signed by its duly authorized officer and its corporate seal to be hereunto affixed and attested by its Secretary or Assistant Secretary as of the date of issuance stated above.


CORPORATE SEAL




                                           PMC Investment Corporation
                                        ----------------------------------
                                               (Name of Licensee)

                               By:      /s/ Andrew S. Rosemore
                                        ----------------------------------
                                        Andrew S. Rosemore, President
                                        ----------------------------------
                                            (Typed Name and Title)


ATTEST:


/s/ Lance B. Rosemore
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Secretary